UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ubroadcast, inc.
(Exact Name of registrant as specified in its charter)

Delaware	01-0623010
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1666 Garnet Avenue, Suite 312, San Diego, California	92109
(Address of principal executive office)	(Zip Code)

ubroadcast, inc.
2009 Stock Ownership Plan
(Full Title of Plan)

John L. Castiglione, President and CEO
1666 Garnet Avenue
Suite 312
San Diego, California 92109
(Name and address of agent for service)

(866) 352-6975
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.001 par value	25,000,000 shares	$.025	$625,000	$34.87

Total	25,000,000 shares	$.025	$625,000	$34.87

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the ubroadcast, inc. 2009 Stock Ownership Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of Registrant's common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported by the Over-the-Counter Bulletin Board on September 10, 2009.

CONTROL SECURITIES REOFFER PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the Registrant’s 2009 Stock Ownership Plan.

PROSPECTUS

          ubroadcast, inc.
10,948,326 Shares of Common Stock

This prospectus relates to the proposed resale from time to time of up to 10,948,326 shares of common stock by the selling shareholders whose names are set forth in this prospectus.

We will not receive any of the proceeds from the sale of these securities by the selling shareholders.

Our common stock currently is listed on the OTC Bulletin Board under the symbol “UBCI”.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell their common stock by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in any manner permitted by applicable law, including in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2009.

THE COMPANY

ubroadcast, inc. is referred to in this prospectus as “ubroadcast”, “we”, “us” or “our”.

ubroadcast.com

We were founded in 2006, in San Diego, California, and developed proprietary software with which to broadcast a live interactive radio show on the Internet at our web site, ubroadcast.com. In July 2009, we launched our newly redesigned ubroadcast.com web site, through which we now offer our “ubroadcast TV” service. On ubroadcast.com, users are able to broadcast live TV or radio program on the Internet.

ubroadcast.com is a blend of user-generated content and our own original programming, in a high-quality Internet application. We believe we have created a way to “bridge the gap” between Internet and traditional network TV and radio. Our browser-based software allows anyone to host a live and interactive TV or radio show on the Internet, in high-quality format.

Through ubroadcast.com, we offer a synthesized advertising platform that traditional Internet video sites and traditional network TV and radio are unable to deliver independently and a viral delivery mechanism that advertisers and sponsors seek. Our operating platform is designed to allow simultaneous broadcasting by thousands of channels at any one time.

BriteVoice

In March 2009, we formed a new Voice Network division, “BriteVoice TM”. This division is a buyer and seller of telecommunications voice traffic, in the U.S. and internationally. Importantly, as it relates to our ubroadcast.com structure, BriteVoice will enable us to terminate calls on our own in-house network and provide our “broadcasters” (television and radio) with a unique call-in number for users to listen and interact with ubroadcast.com shows, including mobile phone users listening by streaming audio through their car radio. In addition to our use, this division gives us a business unit that can sell and market wholesale voice traffic to other service providers, social networking sites and other organizations as an additional revenue stream. We have entered into a management agreement with a privately-held third-party, Eastern Point Communications, to serve as manager of BriteVoice. This management agreement operates on renewable thirty-day terms, with a thirty-day termination notice required.

Recent Business Results

Our operations changed significantly from the First Half 2008 to the First Half 2009. During the First Half 2009, we established our new BriteVoice division, to augment the operations related to our Internet Broadcasting web site, ubroadcast.com.

We anticipate that the Internet Broadcasting division will experience increasing revenues for the foreseeable future, inasmuch as the redesigned ubroadcast.com web site was launched in mid-July 2009. We intend to implement the following strategies, among others, to achieve revenue growth:

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We have actively been working to secure strategic partnerships with various organizations that will allow us to increase our user base. It is our goal to complete these partnerships with organizations that already have a significant user base and see a mutual benefit in adding the ubroadcast application to its product offering. These organizations include social networking and entertainment web sites, independent music and film sites, talent agencies, and other groups that will complement our business model.

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Currently we offer two broadcasting packages that generate monthly recurring revenue, Broadcast250 (250 concurrent viewers for $3.99 per month) and Broadcaster500 (500 concurrent viewers for $6.99 per month) in addition to our free trial account (20 concurrent viewers). We plan to heavily promote these broadcasting packages to our current user base as well as make modifications to our web site sign up process that will allow more opportunities to market these packages. We also plan to offer many more consumer and “business to business” packages at various price levels in the near future.

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Advertising on the ubroadcast.com web site: this advertising will be done in the form of banner ads, short video ads preceding each show (TV or radio) and click-through ads. Initially, we will derive revenues, in form of commissions, from advertisers based on sales made by those advertisers to users who were lead to the particular advertiser’s web site by an ad appearing on our ubroadcast.com web site. At such time as traffic to the ubroadcast.com web site reaches a large enough level, we intend to sell advertising directly to businesses who wish to have their products or services offered to potential customers via our ubroadcast.com web site. We cannot predict when this second tier of advertising will become a part of the Internet Broadcasting division.

We expect the BriteVoice division to continue to increase its revenue growth at a moderate pace for the remainder of 2009. Since our BriteVoice division began operations in late March 2009, it has averaged approximately $80,000 in revenues each month.

Going Concern

Our former auditor, Farmer, Fuqua & Huff, P.C., stated in its report on our financial statements for the year ended December 31, 2008, that we have experienced recurring losses and, as a result, there exists substantial doubt about our ability to continue as a going concern. For the six months ended June 30, 2009, we incurred a net loss of $911,229. As of June 30, 2009, we had an accumulated deficit of $1,738,125. The interim financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence. These factors raise substantial doubt about our ability to continue as a going concern.

Corporate Information

We maintain our principal offices at 1666 Garnet Avenue, Suite 312, San Diego, California 92109. Our telephone number at that address is 866-352-6975.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the SEC that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Associated With Our Business

Our former independent registered public accounting firm expressed, in its audit report related to our financial statements for the year ended December 31, 2008, substantial doubt about our ability to continue as a going concern. In its opinion on our financial statements for the year ended December 31, 2008, our former independent auditor, Farmer, Fuqua & Huff, P.C., expressed substantial doubt about our ability to continue as a going concern because of our recurring losses and negative working capital.

We have a history of losses and we may never achieve or sustain profitability. If we are unable to become profitable, our operations will be adversely effected. We have incurred operating losses since our inception and our operations have never been profitable. At June 30, 2009, we had an accumulated deficit of $1,738,125. Our gross revenues for the six months ended June 30, 2009, were $199,594 with a net loss of $911,229. We cannot assure you that we will ever become profitable.

Because we have a limited operating history, there is a limited amount of information about us upon which you can evaluate our business and potential for future success. We have only a limited operating history upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early-stage companies in new and rapidly evolving markets, such as an Internet-based company like our company.

We may be unable to obtain sufficient capital to sustain our business or pursue our growth strategy. Currently, we do not have sufficient financial resources to implement our full-scale business plan. There is no assurance that we will be able to generate revenues that are sufficient to sustain our operations, nor can we assure you that we will be able to obtain additional sources of financing in order to satisfy our working capital needs. Should needed financing be unavailable or prohibitively expensive when we require it, it is possible that we would be forced to cease operations.

Our future operating results may vary from period to period, and, as a result, we may fail to meet the expectations of our investors and analysts, which could cause our stock price to fluctuate or decline and inhibit our ability to obtain funds. Our revenues and results of operations are expected to fluctuate as we make financial commitments to facilitate anticipated growth. The following factors will influence our operating results:

–	access to funds for capital expenditures, including expenditures for needed computer equipment;

–	the rate at which we add users to our ubroadcast.com web site;

–	the rate at which we are able to attract businesses to advertise on our web site; and

–	the overall existing competition for Internet users’ attention during their Internet usage.

If our actual user-base expansion and/or revenues are below our expectations, our results of operations will suffer and we could be forced to cease operations. Period-to-period comparisons of our results of operations will likely not provide reliable indications of our future performance. Price fluctuations of our common stock could negatively impact our ability to obtain needed capital.

Our future success will depend on our ability to keep pace with the Internet’s constant state of flux, especially with respect to Internet users’ evolving Internet usage patterns. We compete in the world’s ultimate free market - the Internet. The Internet is constantly evolving, due to Internet usage patterns, technological innovations and product introductions made by other companies. We must use leading technologies effectively and continue to develop our technical expertise on a timely basis to achieve our business goals. We cannot assure you that we will be able to do so.

Our ability to compete successfully in attracting visitors to our web site, ubroadcast.com, depends, in part, on our web site’s content appealing to Internet users. Our failure to develop attractive content would likely cause us to become less competitive in gaining users and subscribers and attracting visitors to our ubroadcast.com web site, thereby causing us to operate less successfully.

We could fail to overcome the severe competition for the attention of Internet users, which would impair our ability to earn a profit and cause increasing weakness in our overall financial condition. There is severe competition for the attention of Internet users. As there are no significant barriers to establishing a web page that seeks to attract Internet users, we expect that competition will only intensify over time. If we are unable to overcome this severe competition for the attention of Internet users, we do not expect that we would earn a profit and our overall financial condition would decline.

Potential future acquisitions could be difficult to integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results. As part of our business strategy, we may consider acquisitions of Internet-related assets and/or going businesses that we deem complementary to our business. Acquisitions involve numerous risks, any of which could harm our business, including:

–
difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

–	difficulties in supporting customers of the target business or assets;

–	diversion of financial and management resources from existing operations;

–
the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized, if we had allocated the purchase price or other resources to another opportunity;

–	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

–	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

–	inability to generate sufficient revenue to offset acquisition costs.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders’ ownership may be diluted. As a result, if we fail properly to evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of those that we anticipate. The failure to evaluate and execute successfully acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results and, in turn, the market price for our common stock.

Our business plan is not based on independent market studies, so we cannot assure you that our strategy will be successful. We have not commissioned any independent market studies concerning the extent to which we will be able to attract Internet users and subscribers to our ubroadcast.com web site. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our key management personnel, and upon other available information concerning the Internet industry, in general, and the Internet broadcasting sub-industry, in particular. If our management’s assumptions prove to be incorrect, it is likely that we will never earn a profit.

Our BriteVoice Voice Network division employs a single manager under a short-term agreement. We have retained the services of a single third-party to manage our new BriteVoice Voice Network division under a management agreement that operates on renewable thirty-day terms, with a thirty-day termination notice required. Presently, should this manager elect to terminate its management agreement, it is unlikely that BriteVoice would achieve its expected revenue levels. Such an occurrence can be expected to have a negative impact our business.

We depend on our key personnel; the loss of any key personnel could disrupt our operations, adversely affect our business and result in reduced revenues. Our future success will depend on the continued services and on the performance of our management and other key employees. We have entered into an employment agreement with only one of our officers, although we expect to enter into employment agreements with our other two officers in the near future. The loss of their services for any reason could seriously impair our ability to execute our business plan, which could reduce our revenues and have a materially adverse effect on our business and results of operations. We have not purchased any key-man life insurance.

Threat of Regulation. Currently, there is little regulation with respect to Internet web-site content. However, it is possible that future content-related regulations could be implemented. We have no way to determine the impact of any such future regulations on our business.

Risks Associated With Our Securities

We may raise additional capital through a securities offering that could dilute your ownership interest. We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We have the ability, without shareholder approval, to issue preferred stock and designate the rights, preferences and privileges that may be senior to common stock. We have a total of 50,000,000 authorized shares of preferred stock. The Board of Directors may determine, without shareholder approval, the rights, preferences and privileges of the preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock.

We can issue shares of common stock without shareholder approval; existing shareholders may suffer dilution as result of any such issuances. We have 700,000,000 authorized shares of common stock that can be issued by the Board of Directors. Assuming all outstanding options and warrants are exercised, at June 30, 2009, we had 563,217,728 shares of common stock available to issue. Under most circumstances the Board of Directors has the right to issue these shares. If all of these shares were issued, it would substantially dilute the existing shareholders.

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future. We plan to use all of our earnings to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

A large number of shares of our common stock may be sold in the market, which may depress the market price of our common stock. Currently, a large number of our currently outstanding shares of common stock, approximately 14,000,000 shares, are eligible for unrestricted sale or sale under the restrictions of Rule 144 in the public markets. It is possible that sales of a substantial number of these shares of our common stock may occur at any time, which could cause the market price of our common stock to decline.

You will suffer substantial dilution in the net tangible book value of the common stock you purchase. You will suffer substantial and immediate dilution, due to the lower book value per share of our common stock compared to the purchase price per share of our common stock. (See “Dilution”).

Concentration of ownership of our common stock may prevent new investors from influencing corporate decisions. Our officers and currently own approximately 71% of our outstanding common stock. These shareholders, as a group, are able to control our management and our affairs. Acting together, they could control most matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. The concentration of ownership may also delay or prevent a future change of control of our company at a premium price, if these shareholders oppose it.

Anti-takeover provisions in our corporate documents may discourage or prevent a takeover. Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition or merger in which we are acquired or a transaction that changes our board of directors. Specifically, these provisions: authorize the board to issue preferred stock without shareholder approval; prohibit cumulative voting in the election of directors; limit the persons who may call special meetings of shareholders; and establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large shareholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination to which we are a party. These provisions could limit the price that investors might be willing to pay in the future for our common stock.

The market price of our common stock will continue to be extremely volatile, and it may drop unexpectedly. The market price of our common stock has fluctuated significantly in the past and we expect this volatility to continue in the future. The stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility. This volatility has often been unrelated to the operating performance of such companies, so our stock price could decline even if our web page publishing business is successful. Also, following periods of volatility in the market price of a company’s securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.

Our common stock is a “penny stock”. Our common stock is traded on the OTC Bulletin Board and will be considered a “penny stock”, as long as it trades below $5.00 per share. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure statement prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, as well as the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. In this regard, it can be expected that investors in our common stock may find it more difficult to profit on their investments in our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the “selling shareholders”). All of the shares offered by the selling shareholders hereunder were acquired by them pursuant to our 2009 Stock Ownership Plan. The names of the selling shareholders are set forth below.

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them in any other manner permitted by applicable law, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. Sales by each of the selling shareholders, as owners of “control securities”, may not exceed, during any three-month period, the amount of shares specified in Rule 144(e) of the SEC. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

Selling Shareholder	No. of Shares held before offering		No. of Shares being offered	No. of Shares held after offering		Percentage owned after offering (1)

John L. Castiglione	41,160,714	(2)	3,649,442	37,511,272	(2)	27.55%

Jason Sunstein	37,818,573		3,649,442	34,169,131		25.09%

David Loflin	17,424,442	(3)	3,649,442	13,775,000	(3)	10.12%
___________________________________
(1)	Based on 136,180,598 shares outstanding, including a total of 312,500 shares underlying currently outstanding and exercisable warrants.

(2)	3,511,272 of these shares are owned of record by Stone Bridge Capital Partners. Mr. Castiglione is the owner of this entity.

(3)	2,500,000 of these shares are owned of record by Phoenix Trust. Mr. Loflin is the trustee of this entity.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the “SEC”). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by us with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E.,Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the SEC are incorporated by reference into this prospectus:

(i)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 21, 2009;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 20, 2009;

(iii)	our Annual Report on Form 10-K for the year ended December 31, 2009, filed on April 15, 2009;

(iv)	our Current Report on Form 8-K, date of event, February 6, 2009, filed on February 9, 2009; and

(v)	our Current Report on Form 8-K, date of event, January 26, 2009, filed on February 2, 2009.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in the information we send to you). You should direct any requests for documents to Corporate Secretary, c/o ubroadcast, inc., 1666 Garnet Avenue, Suite 312, San Diego, California 92109; telephone (866) 352-6975.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Registrant has purchased no insurance for indemnification of its officers and directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

1.	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 21, 2009;

2.	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 20, 2009;

3.	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on April 15, 2009;

4.	Registrant’s Current Report on Form 8-K, date of event, February 6, 2009, filed on February 9, 2009; and

5.	Registrant’s Current Report on Form 8-K, date of event, January 26, 2009, filed on February 2, 2009.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered hereby have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by shareholders. Subject to preferences that may apply to any outstanding shares of our preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any shares of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Item 5. Interests of Named Experts and Counsel.

Newlan & Newlan, Attorneys at Law, has passed upon the validity of the shares registered pursuant to this Registration Statement. The partners of the firm of Newlan & Newlan own, directly and indirectly, a total of 5,477,500 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Registrant has purchased no insurance for indemnification of its officers and directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	ubroadcast, inc. 2009 Stock Ownership Plan.

5.1	Opinion and consent of Newlan & Newlan, Attorneys at Law.

10.1	First Amended and Restated Employment Agreement between Registrant and John C. Castiglione.

10.2	First Amended and Restated Employment Agreement between Registrant and Jason Sunstein.

10.3	Third Amended and Restated Employment Agreement between Registrant and David Loflin.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Newlan & Newlan, Attorneys at Law (contained in Exhibit 5.1)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 15, 2009.

UBROADCAST, INC.

By: /s/	JOHN L. CASTIGLIONE
John L. Castiglione
President and CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ JOHN L. CASTIGLIONE		September 15, 2009
John L. Castiglione	President and CEO (principal executive officer) and Director

/s/ JASON SUNSTEIN		September 15, 2009
Jason Sunstein	Executive Vice President, Acting Chief Financial Officer (principal financial officer), Secretary, Treasurer and Director

/s/ DAVID LOFLIN		September 15, 2009
David Loflin	Executive Vice President and Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	ubroadcast, inc. 2009 Stock Ownership Plan.

5.1	Opinion and consent of Newlan & Newlan, Attorneys at Law.

10.1	First Amended and Restated Employment Agreement between Registrant and John C. Castiglione.

10.2	First Amended and Restated Employment Agreement between Registrant and Jason Sunstein.

10.3	Third Amended and Restated Employment Agreement between Registrant and David Loflin.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Newlan & Newlan, Attorneys at Law (contained in Exhibit 5.1)